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                                                                    Exhibit 99.1

Press Release
--For Immediate Release--


                     SECURITY CAPITAL ATLANTIC INCORPORATED
                                   ANNOUNCES
                   PROPOSAL TO BECOME INTERNALLY MANAGED REIT

     January 22, 1997 -- Security Capital Atlantic Incorporated (ATLANTIC)(New York Stock Exchange Symbol: SCA) today announced that it has received a proposal from Security Capital Group to exchange Security Capital Group's REIT management and property management companies for ATLANTIC common shares. As a result of the transaction, ATLANTIC would become an internally managed REIT, and Security Capital Group would remain ATLANTIC's largest shareholder.

     ATLANTIC's Board of Directors has formed a special committee comprised of independent directors to review the proposed transaction. The transaction is subject to approval by the special committee and the full Board of Directors. If the board approves the transaction, a proxy statement, subject to review by the Securities and Exchange Commission, will be mailed to ATLANTIC shareholders prior to a shareholder vote on the proposed transaction.

     After the Board of Directors has voted on this matter, ATLANTIC's management will be available to discuss the transaction.

FOR MORE INFORMATION, CONTACT:      Constance B. Moore
                                           or
                                    James C. Potts
                                    (404) 237-9292